EXECUTION COPY

                                  Exhibit 10.2

                              EMPLOYMENT AGREEMENT
                                     BETWEEN
                             EARTHSHELL CORPORATION
                                       AND
                                VINCENT J. TRUANT

      This Employment Agreement (the "Agreement") is entered into as of August 26, 2005 by and between EarthShell Corporation, a Delaware corporation with its principal office located in Santa Barbara, California (the "Company"), and Vincent J. Truant, an individual ("Executive").

                                    AGREEMENT

      1. Services Provided to the Company. Commencing as of September 1, 2005 ("Start Date"), Executive shall be employed by the Company as its President and Chief Executive Officer, and Executive agrees to such employment. During the term of this Agreement, Employee shall devote all of his regular working hours to the business and welfare of the Company.. Executive, however, may spend a reasonable amount of time with respect to charitable and civic activities (including serving on the board of directors of charitable organizations) and may make personal investments or conduct private business affairs to the extent that such activities do not materially interfere with the services required under this Agreement.

      2. Compensation to Executive.

            (a) Base Salary. During the term of this Agreement, the Company shall pay to Executive a base salary in the amount of $400,000 per annum, payable in accordance with the normal payment pattern of the Company, not to be less frequently than monthly. The Base Salary shall commence to accrue on the Start Date.

            (b) Stock Options. The Company shall grant to Executive options to acquire 350,000 shares of the Company's common stock at an exercise price equal to the market price per share of the Company's common stock at the close of trading on August 26, 2005. 200,000 of these options shall vest when the Company operates on a "break-even" basis (i.e., without operating losses) for three consecutive months and appears able to sustain such operating results in the reasonable judgment of the Compensation Committee. The balance of 150,000 of these options shall vest one year after the Start Date.

            (c) Additional Compensation. Executive shall be entitled to receive
(i) an annual bonus in an amount up to one year's base salary provided that the financial and other milestones set forth in Schedule A to this Agreement are met by the Company and Executive, and (ii) additional stock options or restricted stock under such terms and conditions as are determined in the future by the Compensation Committee of the Board of Directors in its sole discretion. In making its determination, the Compensation Committee shall consider, among other things, the annual financial results of the Company, meeting critical milestones on the business plan and Executive's contributions thereto.

      3. Employee Benefits. The Company shall provide to Executive each of the following benefits:

            (a) Business Expenses_ The Company shall pay or reimburse Executive for all reasonable out-of-pocket expenses incurred by Executive in the course of providing his services hereunder and which are consistent with the Company's expense reimbursement guidelines or policies, including a car allowance of $1,000 per month. Such reimbursement shall be made by the Company within thirty
(30) days after receipt of a statement therefor from Executive setting forth in reasonable detail the expenses for which reimbursement is requested, accompanied by reasonable documentation evidencing such expenses.

            (b) Insurance Coverage and Benefits. Beginning on the Start Date, the Company shall provide Executive, at the Company's expense, coverage under the major medical, hospitalization, disability, life and other insurance programs maintained by the Company for its officers generally, or if none is made for its officers generally, its employees generally, including any benefit plans that are provided by the Company subsequent to the date of this Agreement. In addition, Executive shall receive on the Start Date all other Company-provided benefits, including sick pay benefits, that are, from time to time, made available by the Company to its officers generally or, if not made to its officers generally, its employees generally. Executive shall be entitled to four weeks paid vacation each year.

      4. Termination. Executive's employment hereunder may be terminated upon thirty (30) days written notice by Executive or the Company, provided that if Company terminates Executive's employment for other than cause, (i) Executive shall be entitled to severance pay equal to 100% of his annual base salary which will be paid no later than sixty (60) days after termination and (ii) all of Executive's unvested stock options shall vest immediately and shall remain exercisable for a period of ninety (90) days from the date of termination. Notwithstanding the foregoing, Executive shall not be entitled to any severance payment or any vesting of his unvested stock options if his employment shall be terminated for cause. Cause means the occurrence of any of the following events:
(i) willful and continued failure (to include such failure due to (a) death or (b) disability for a consecutive period of ninety (90) days or more) by the Executive to substantially perform his duties with the Company; provided, however, that the Executive must be notified by the Company of any such failure to perform his duties and shall have thirty (30) days from the date of such notice to cure such failure, (ii) any act by the Executive of fraud, misappropriation, dishonesty, embezzlement or similar conduct against the Company; or (iii) indictment or conviction of the Executive for a felony or any other crime involving moral turpitude.

      5. Confidential and Proprietary Information. Executive agrees to execute and deliver to the Company its standard non-disclosure agreement with respect to the Company's confidential and proprietary information. Such agreement shall be effective as of the Start Date.


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

      6. General Provisions.

            (a) Notices. Any notice to be given pursuant to this Agreement shall be in writing and, in the absence of receipted hand delivery, shall be deemed duly given when mailed, if the same shall be sent by certified or registered mail, return receipt requested, or by a nationally recognized overnight courier, and the mailing date shall be deemed the date from which all time periods pertaining to a date of notice shall run. Notices shall be addressed to the parties at the following addresses:

      If to the Company, to:  EarthShell Corporation
                              3916 State Street, Suite 110
                              Santa Barbara, California 93105
                              Attention:  Chairman of the Board

      If to Executive, to:    Vincent J. Truant
                              1537 Charmuth Road
                              Lutherville, Maryland 21093

            (b) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company and any successors whether by merger, consolidation, transfer of substantially all assets or similar transaction, and it shall be binding upon and shall inure to the benefit of Executive and his heirs and legal representatives. This Agreement is personal to Executive and shall not be assignable by Executive.

            (c) Waiver of Breach. The waiver by the Company or Executive of a breach of any provision of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach by the other.

            (d) Entire Agreement/Amendment. This Agreement shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments, agreements and understandings relating hereto. Any amendment to this Agreement shall be effective only if it is in writing and signed by the parties to this Agreement.

            (e) Applicable Law. The validity of this Agreement and the interpretation and performance of all of its terms shall be construed and enforced in accordance with the laws of the State of California without reference to choice or conflict of law principles.

            (f) Severability. Any provision of this Agreement that is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this paragraph, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable.


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

            IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.


                                    EARTHSHELL CORPORATION
                                    a Delaware corporation


                                    By: /s/ Scott Houston
                                        --------------------------
                                    Title: Chief Financial Officer

                                    VINCENT J. TRUANT

                                         /s / Vincent J. Truant


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

                                     Schedule A



                             Performance Bonus Criteria


      1. $50,000 upon achieving positive cash flow from domestic operations for the first full quarter.

      2. $50,000 upon achieving positive cash flow from domestic operations for the first six months.

      3. $75,000 upon achieving positive cash flow from domestic operations for the first full year.

      4.    $50,000 upon completion of the RPI "reverse merger".

      5. $50,000, upon EarthShell's receiving $500,000 in royalty revenue from each licensee (individually), provided that any such licensee relationship and revenue in question is considered to be sustainable at that time in the reasonable judgment of the Compensation Committee.

      6. $75,000 at the time that the stock of EarthShell Corporation is relisted on NASDAQ.

      Bonus criteria 1, 2, 3, 4 and 5 above expire on December 31, 2006, and bonus criterion 6 expires on March 31, 2006.

      In no event, however, shall bonus payments be made unless and until the Company has at least $200,000 in its cash account for a consecutive period of over thirty (30) days subsequent to the due date of any bonus payment.


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